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                           CERTIFICATE OF DESIGNATION
                     OF SERIES B CONVERTIBLE PREFERRED STOCK

                                       of

                          DIGITALCONVERGENCE.:COM INC.



             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


         We, the undersigned, Patrick V. Stark and William S. Leftwich, the Executive Vice President and Secretary, respectively, of DigitalConvergence.:Com Inc., a Delaware corporation (the "Corporation"), pursuant to Section 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Designation and do hereby state and certify that, pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors by written consent unanimously adopted the following resolutions providing for the issuance of a series of the Corporation's Preferred Stock designated as the Series B Convertible Preferred Stock:

         RESOLVED, that the Board of Directors of the Corporation, in accordance with the provisions of its Amended and Restated Certificate of Incorporation, does hereby provide for the issue of a series of the Corporation's Preferred Stock, and does hereby fix and herein state the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof as follows:

         Section 1.        DESIGNATION AND AMOUNT; OTHER SERIES OF PREFERRED.

         (a)      SERIES B PREFERRED.

         There shall be a series of the Corporation's Preferred Stock designated as "Series B Convertible Preferred Stock" (the "Series B Preferred") and the number of shares of such series shall be twelve million one-hundred thousand (12,100,000). Each share of Series B Preferred is referred to herein as a "Share" and, collectively, the "Shares." Immediately after a Qualified Public Offering (as defined in Section 4(b) hereof), all authorized and unissued shares of Series B Preferred shall be returned to the status of authorized, unissued and undesignated shares of the Corporation's Preferred Stock, and all such shares shall no longer be governed by this Certificate of

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Designation.

         (b)      OTHER SERIES OF PREFERRED.

         The Corporation has also designated a Series A Convertible Preferred Stock (the "Series A Preferred") and a Series C Convertible Preferred Stock (the "Series C Preferred").

         Section 2.        DIVIDENDS AND DISTRIBUTIONS.

         The holders of Shares of Series B Preferred shall be entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event that the Corporation declares or pays any dividends upon the common stock, par value $0.01 per share, of the Corporation (the "Common Stock") (whether payable in cash, securities or other property), the Corporation shall also declare and pay to the holders of the Series B Preferred at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series B Preferred pursuant to Section 4 hereof had all of the outstanding Shares been so converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined. No dividend shall be paid on or declared and set apart for the Shares for any dividend period unless at the same time a like proportionate dividend for the same dividend period, determined on an as-converted basis, shall be paid on or declared and set apart for the shares of Series A Preferred and Series C Preferred.

         Section 3.        LIQUIDATION RIGHTS.

         In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), subject to the pari passu rights of the Series A Preferred and the Series C Preferred set forth in Section 3(d) below, distributions shall be made to the holders of Series B Preferred in respect of such Series B Preferred before any amount shall be paid to the holders of any other class or series of capital stock of the Corporation in the following manner:

                  (a)      SERIES B PREFERRED.

                  The holders of the Series B Preferred shall be entitled to receive an amount equal to (i) the Conversion Value PLUS any declared but unpaid dividends and (ii) the holders of Series B Preferred shall be entitled to share ratably, on an "as if converted" basis, in all remaining assets and surplus funds along with the holders of Common Stock (and any other class of capital stock of the Corporation which has such "as if converted" status with respect to a Liquidation).

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                  (b)      EVENTS DEEMED A LIQUIDATION.

                  For purposes of this Section 3, the holders of a majority of the Shares may elect to have treated as a Liquidation the consolidation or merger of the Corporation with or into any other corporation or the sale or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of the Corporation, or any other reorganization of the Corporation, unless the stockholders of the Corporation immediately prior to any such transaction are holders of a majority of the voting securities of the surviving or acquiring corporation immediately thereafter with comparable rights with respect to their respective classes of shares (and for purposes of this calculation equity securities which any stockholder or the Corporation owned immediately prior to such merger or consolidation as a stockholder of another party to the transaction shall be disregarded).

                  (c)      VALUATION OF SECURITIES AND PROPERTY.

                  In the event the Corporation proposes to distribute assets other than cash in connection with any Liquidation, the value of the assets to be distributed to the holders of Shares of Series B Preferred shall be determined in good faith by the Board of Directors. Any securities not subject to contractual restrictions on free marketability shall be valued as follows:

                           (i)   if traded on a national securities exchange
or the Nasdaq National Market System ("Nasdaq"), the value shall be deemed to be the average of the security's closing prices on such exchange or Nasdaq over the thirty (30) trading day period ending three (3) days prior to the distribution;

                           (ii)  if actively traded over-the-counter (other
than Nasdaq), the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; or

                           (iii) if there is no active public market, the
value shall be the fair market value thereof as determined in good faith by the Board of Directors.

The method of valuation of securities subject to contractual restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board of Directors. The holders of at least 50% of the outstanding Series B Preferred shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this Section 3(c), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors and such holders, the cost of such appraisal to

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be borne equally by the Corporation and such holders. If the Board of
Directors and such holders cannot agree on an independent appraiser, each shall select an independent appraiser and such two independent appraisers shall select one independent appraiser to make such determination.

         (d) PARI PASSU LIQUIDATION PRIORITY OF SERIES A PREFERRED, SERIES B PREFERRED AND SERIES C PREFERRED.

         Notwithstanding any other term or provision hereof, the Series A Preferred, Series B Preferred and Series C Preferred shall rank on a pari passu basis in the event of any Liquidation. If the proceeds from a Liquidation are not sufficient to pay to the holders of the Series A Preferred, Series B Preferred and Series C Preferred the full preference amount set forth in paragraph 3(a)(i) of the respective Certificates of Designation for such shares, then such holders shall instead be entitled to receive the entire assets and funds of the Corporation legally available for distribution, which assets and funds shall be distributed ratably among the holders of the Series A Preferred, the Series B Preferred and the Series C Preferred in proportion to the full amount to which each holder would otherwise be entitled as set forth in paragraph 3(a)(i) of the respective Certificates of Designation for such shares.

         Section 4.        CONVERSION.

         The holders of Series B Preferred have conversion rights as follows (the "Conversion Rights"):

                  (a)      RIGHT TO CONVERT.

                  Each Share of Series B Preferred shall initially be convertible, at the option of the holder thereof, at any time on or after the date of issuance thereof, into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Conversion Price (as hereinafter specified) per share in effect at the time of conversion into the per share Conversion Value in effect at the time of conversion. The initial Conversion Price of the Series B Preferred shall be $7.03 per share, and the Conversion Value of the Series B Preferred shall be $7.03 per share. The initial Conversion Price of the Series B Preferred shall be subject to adjustment from time to time as provided in Section 4(d) hereof. The Conversion Value shall not be subject to adjustment (except in connection with a stock split, stock dividend, combination, recapitalization or other such adjustment). Upon conversion, all declared but unpaid dividends on the Series B Preferred so converted shall be paid in cash, to the extent permitted by applicable law (and if not then permitted by applicable law, at such time as the Corporation is permitted by applicable law to pay any such dividends).

                  (b)      AUTOMATIC CONVERSION.

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                  Each Share of Series B Preferred shall automatically be
converted into shares of Common Stock upon (i) the election of the holders of at least two-thirds of the then outstanding Shares of Series B Preferred or
(ii) the closing of a firm commitment underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act of 1933 in which: (A) the gross proceeds equal or exceed $75,000,000 and (B) the aggregate market value of the Common Stock of the Corporation immediately prior to the closing of the underwritten public offering, but assuming the conversion of each then outstanding share of the Corporation's Preferred Stock (and determined utilizing the offering price in such underwriting), equals or exceeds $750,000,000 (a "Qualified Public Offering"). Upon conversion, all declared but unpaid dividends on the Series B Preferred shall be paid in cash, to the extent permitted by applicable law (and if not then permitted by applicable law, at such time as the Corporation is permitted by applicable law to pay any such dividends).

                  (c)      MECHANICS OF CONVERSION.

                  Before any holder of Series B Preferred shall be entitled to convert the same into shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for the Series B Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to
Section 4(b) hereof, the outstanding Shares of Series B Preferred shall be converted automatically without any further action by the holders of such Shares and whether or not the certificates representing such Shares are surrendered to the Corporation or its transfer agent; and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless and until the certificates evidencing such Shares of Series B Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Series B Preferred, a certificate or certificates for the number of shares of Common Stock to which he or she shall be entitled as aforesaid and a check payable to the holder in the amount of any declared but unpaid dividends payable pursuant to Section 2 hereof, if any. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Shares of Series B Preferred to be converted, or, in the case of automatic conversion, immediately prior to the occurrence of the event leading to such automatic conversion, and the person or persons entitled to receive the shares of Common Stock issuable

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upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the Corporation fails to pay all such dividends within twenty (20) days of the date of conversion, the holder entitled to such dividends may elect to have the Corporation issue to such holder, in lieu of such cash payment, additional shares of Common
Stock calculated by dividing the total amount payable on such date by the Conversion Value.

                  (d)      ADJUSTMENTS TO CONVERSION PRICE.

                           (i)      SPECIAL DEFINITIONS.

                           For purposes of this Section 4(d), the following
definitions shall apply:

                                    (1)     "OPTIONS" shall mean rights,
options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities, other than the warrants issued to National Broadcasting Company, Inc. pursuant to the Warrant Agreements, both entered into in April of 2000.

                                    (2)     "CONVERTIBLE SECURITIES" shall
mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

                                    (3)     "ADDITIONAL SHARES OF COMMON
STOCK" shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable: (A) upon conversion of Shares or any other shares of the Corporation's Preferred Stock;
(B) as a dividend or distribution on any shares of the Corporation's Preferred Stock, including the Shares; (C) in a transaction described in Section 4(d)(vi); (D) pursuant to any stock option plan, stock purchase plan, stock award plan or stock incentive plan of the Corporation in any amount less than fifteen percent (15%) of the fully diluted Common Stock and the Corporation's Preferred Stock on an as-converted basis; (E) the issuance of warrants to National Broadcasting Company, Inc. pursuant to the Warrant Agreements, both entered into in April of 2000, or shares of Common Stock issuable upon exercise thereof; (F) upon the exercise or conversion of warrants or options outstanding on the Original Issue Date; or (G) by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A), (B), (C), (D),
(E), (F) or this clause (G).

                                    (4)     "ORIGINAL ISSUE DATE" shall mean
the date on which the first Share of Series B Preferred was issued.

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                           (ii)     ADJUSTMENT OF CONVERSION PRICE RESULTING
FROM ISSUANCE OF ADDITIONAL SHARES.

                           No adjustment in the Conversion Price of the Series
B Preferred shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price for the Series B Preferred in effect on the date of, and immediately prior to, such issue.

                           (iii)    DEEMED ISSUE OF ADDITIONAL SHARES OF
COMMON STOCK.

                           In the event the Corporation at any time or from
time to time after the Original Issue Date shall issue any Options (other than Options under the Corporation's Stock Option Plan that upon exercise would not constitute Additional Shares of Common Stock) or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such Options and conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                    (1)     except as provided in Section
4(d)(iii)(2), no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                    (2)     if such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against dilution), the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect

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such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

                                    (3)     no readjustment pursuant to clause
(2) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (A) the Conversion Price on the original adjustment date or (B) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                           (iv)     ADJUSTMENT OF CONVERSION PRICE UPON
ISSUANC OF ADDITIONAL SHARES OF COMMON STOCK.

                           In the event the Corporation shall issue Additional
shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in each such event the Conversion Price of the Series B Preferred shall be reduced to a price (calculated to the nearest cent) determined by multiplying such Conversion Price of the Series B Preferred by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price of the Series B Preferred, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued.

                           (v)      DETERMINATION OF CONSIDERATION.

                           For purposes of this Section 4(d), the
consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                    (1)     CASH AND PROPERTY:

                                    (A) insofar as it consists of cash, such
consideration shall be computed at the aggregate amount of cash received by the Corporation; (B) insofar as it consists of property other than cash, such consideration shall be computed at the fair value thereof at the time of such issue, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment; and (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, such consideration shall be the proportion of such consideration so received, computed as provided in clauses

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(A) and (B) above, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

                                    (2)     OPTIONS AND CONVERTIBLE SECURITIES.

                                    The consideration per share received by
the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                           (vi)     OTHER ADJUSTMENTS.

                                    (1)     SUBDIVISIONS, COMBINATIONS, OR
CONSOLIDATIONS OF COMMON STOCK.

                                    In the event the outstanding shares of
Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock, the Conversion Price of the Series B Preferred in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

                                    (2)     RECLASSIFICATIONS.

                                    In the case, at any time after the date
hereof, of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger
(A) in which the Corporation is the continuing entity and which does not result in any change in the Common Stock or (B) which is treated as a Liquidation pursuant to Section 3(b) above), the Shares of Series B Preferred shall, after such reorganization, reclassification, consolidation or merger be convertible into the kind and number of shares of stock or other securities or property of the

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Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation or merger such holder had converted his Shares of Series B Preferred into Common Stock. The provisions of this clause 4(d)(vi)(2) shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

                  (e)      CERTIFICATE AS TO ADJUSTMENTS.

                  Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series B Preferred pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, if any, (ii) the Conversion Price of the Series B Preferred at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred.

                  (f)      STATUS OF CONVERTED STOCK.

                  In case any Shares of Series B Preferred shall be converted pursuant to Section 4 hereof, the Shares so converted shall be returned to the status of authorized, unissued and undesignated shares of the Corporation's Preferred Stock, and all such shares shall no longer be governed by this Certificate of Designation.

                  (g)      FRACTIONAL SHARES.

                  In lieu of any fractional shares in the aggregate to which the holder of Series B Preferred would otherwise be entitled upon conversion, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

                  (h)      MISCELLANEOUS.

                           (i)   All calculations under this Section 4 shall
be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                           (ii)  The holders of at least 50% of the
outstanding Series B Preferred shall have the right to challenge any determination by the Board of Directors

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of fair market value pursuant to this Section 4, in which case such determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors and such holders, the cost of such appraisal to be borne equally by the Corporation and such holders. If the Board of Directors and such holders cannot agree on an independent appraiser, each shall select an independent appraiser and such two independent appraisers shall select one independent appraiser to make such determination.

                           (iii) No adjustment in the Conversion Price of the
Series B Preferred will be made if such adjustment would result in a change in such Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in such Conversion Price.

                  (i)      NO IMPAIRMENT.

                  The Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Preferred against impairment.

                  (j)      RESERVATION OF STOCK ISSUABLE UPON CONVERSION.

                  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Shares of Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Shares of Series B Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Shares of Series B Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         Section 5.        VOTING RIGHTS.

                  (a)      GENERAL.

                  Except as otherwise required by law, by Section 5(b) hereof or by Section

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8 hereof, the holder of each Share of Series B Preferred will be entitled to vote on all matters with the Common Stock as a single class, and not as a separate class or series. Each Share of Series B Preferred will entitle the holder to the number of votes per share equal to the full number of shares of Common Stock into which each Share of Series B Preferred is convertible on the record date for such vote. The holders of Series B Preferred shall receive notice of and shall be entitled to attend in person or by proxy any meeting of the holders of Common Stock.

                  (b)      VOTING FOR DIRECTORS.

                  The holders of the Series B Preferred shall otherwise also be entitled to vote in the election of directors pursuant to the terms of
Section 5(a) above. In addition, for so long as at least 3,791,900 shares of the Corporation's Preferred Stock remain outstanding, at any time when Michael Jordan is not a director of the Corporation, the holders of at least a majority of the shares of the Corporation's Preferred Stock, voting as a single class, shall be entitled to nominate and elect one (1) director. Any vacancy on the Board occurring because of the death, resignation or removal of Michael Jordan or a director elected by the holders of the Corporation's Preferred Stock, shall be filled by the vote or written consent of the holders of a majority of the shares of the Corporation's Preferred Stock. A director nominated and elected by the holders of the Corporation's Preferred Stock may be removed from the Board with or without cause by the vote or consent of the holders of the outstanding class with voting power entitled to elect him or her in accordance with the Delaware General Corporation Law.

         Section 6.        NOTICES OF RECORD DATE.

         In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series B Preferred, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the anticipated amount and character of such dividend, distribution or right.

         Section 7.        NOTICES.

         Any notice required by the provisions of this Certificate to be given to the holders of Series B Preferred shall be deemed given when deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.


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         Section 8.        APPROVAL OF CERTAIN TRANSACTIONS WHILE ANY SERIES B
 PREFERRED IS OUTSTANDING.

         So long as not less than 1,800,000 Shares of Series B Preferred are outstanding, the Corporation shall not, without first obtaining the written approval of the holders of at least two-thirds of the Series B Preferred then outstanding, voting as a separate class, take any action that:

                  (a) amends, alters or repeals the Corporation's Bylaws or Amended and Restated Certificate of Incorporation so as to adversely affect the preferences, special rights or other powers of Shares of Series B Preferred;

                  (b) increases or decreases the authorized number of Shares of Series B Preferred;

                  (c) creates any new class or series of shares that has a preference over or is on a parity with the Series B Preferred with respect to voting, dividends or liquidation preferences (except that the Corporation may create and issue the Series A Preferred and the Series C Preferred and may grant voting rights to shares of a series of preferred stock which have the right to vote with holders of Common Stock on an as-converted basis, but in any event not in preference to Shares of Series B Preferred);

                  (d) reclassifies stock into shares having a preference over or parity with the Series B Preferred with respect to voting, dividends or liquidation preferences (except that the Corporation may grant voting rights to shares of a series of preferred stock which have the right to vote with holders of Common Stock on an as-converted basis, but in any event not in preference to Shares of Series B Preferred);

                  (e) authorizes any dividend or other distribution (other than a stock dividend) with respect to the Corporation's Preferred Stock or the Common Stock (other than cash dividends payable to the holders of Series B Preferred);

                  (f) repurchases any shares of capital stock of the Corporation other than the purchase of Common Stock from employees acquired pursuant to any stock option plan, stock purchase plan, stock award plan or other incentive plan of the Corporation or the purchase of Common Stock pursuant to contractual rights to repurchase shares of Common Stock held by employees, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services or pursuant to the exercise of a contractual right of first refusal, call right or other purchase option held by the Corporation; provided that in the event the Corporation repurchases any such shares from one or more employees pursuant to this
Section 8(f), the aggregate value of such permitted repurchases shall not exceed $1,000,000 (exclusive of any amount of indebtedness owed to the Corporation by an officer or employee that is canceled or rescinded as part of a repurchase) in any twelve (12) month period;

                  (g) increases the number of directors of the Corporation to greater than seven (7) persons;

                  (h) other than Options or shares purchasable on the exercise of Options, offer Additional Shares of Common Stock at an issue price that is less than the fair market value for such shares as of the date of issuance;

                  (i) offer or issue any equity security that has a preference over, more favorable terms than, or is on a parity with the Series B Preferred with respect to voting, dividends, liquidation preferences or any other material term or condition; provided, however, the Corporation may create and issue the Series A Preferred and the Series C Preferred; or

                  (j) effects the consolidation or merger of the Corporation with or into any other corporation or business entity (other than with or into a wholly owned domestic subsidiary of the Corporation), the sale or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of the Corporation, or the liquidation, dissolution, winding-up or reorganization of the Corporation.

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                                  Page 14

         IN WITNESS WHEREOF, this Certificate of Designation is hereby executed by the undersigned officer of DigitalConvergence.:Com Inc., as of this 19th day of April, 2000.



                                       DIGITALCONVERGENCE.:COM INC.


                                       By: /s/ Patrick V. Stark
                                          -----------------------------------
                                               Patrick V. Stark
                                               Executive Vice President




ATTEST:

By: /s/ William S. Leftwich
   ----------------------------------------
        Name: William S. Leftwich
        Title:   Secretary